Tortoise Energy Capital Corporation

Stockholder Proxy Voting Results

The annual meeting of stockholders was held on April 12, 2006. The matters considered at the meeting, together with the actual vote tabulations relating to such matters are as follows:

1.	To elect Charles E. Heath and Terry C. Matlack as Directors of the Company, each to hold office for a term of three years and until his successor is duly elected and qualified.

		No. of Shares
(i)	Charles E. Heath
	Affirmative	13,784,978
	Withheld	146,830
	TOTAL	13,931,808

		No. of Shares
(ii)	Terry C. Matlack*
	Affirmative	2,408
	Withheld	0
	TOTAL	2,408

*Preferred stockholders are the only class of stockholders entitled to vote on this director.

John R. Graham and H. Kevin Birzer continued as directors and their terms expire on the date of the 2007 annual meeting of stockholders, and Conrad S. Ciccotello continued as a director and his term expires on the date of the 2008 annual meeting of stockholders.

2.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending November 30, 2006.

No. of Shares
Affirmative	13,806,027
Against	69,108
Abstain	56,673
TOTAL	13,931,808

Based upon votes required for approval, each of these matters passed.